Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-212820

August 4, 2016

Final Term Sheet

Huntington Bancshares Incorporated

2.300% Senior Notes Due January 14, 2022 (the “Notes”)

SUMMARY OF TERMS DATED AUGUST 4, 2016

Issuer	Huntington Bancshares Incorporated

Security	2.300% Senior Notes Due 2022

Note Type	Senior Notes

Legal Format	SEC Registered (Registration Statement No. 333-212820)

Aggregate Principal Amount Offered	$1,000,000,000

Minimum Denominations	$2,000

Minimum Increments	$1,000

Trade Date	August 4, 2016

Settlement Date	August 9, 2016 (T+3)

Maturity Date	January 14, 2022

Interest Payment Dates	Each January 14 and July 14, commencing on January 14, 2017

Reference Benchmark	UST 1.125% Notes, due July 31, 2021

Benchmark Yield	1.030%

Spread to Benchmark	T+130 basis points

Reoffer Yield	2.330%

Coupon	2.300%

Redemption Provision	The Issuer may redeem the Notes, in whole or in part, on or after December 14, 2021, the date that is one month prior to the maturity date, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon to the redemption date.

Price to Investors	99.849% of the face amount

Underwriting Discount	0.350% of the face amount

Listing	None

Joint Book-Running Managers	Goldman, Sachs & Co. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. The Huntington Investment Company

Co-Managers	Keefe, Bruyette & Woods, Inc. Sandler O’Neill & Partners, L.P.

CUSIP Number	446150 AK0

ISIN Number	US446150AK09

The Issuer has filed a registration statement (File Number 333-212820) (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement related to that registration statement and other documents that the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Copies of the prospectus, preliminary prospectus supplement and any subsequently filed prospectus supplement relating to the offering may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316, email: prospectus-ny@ny.email.gs.com, Credit Suisse Securities (USA) LLC, Attn: LCD-IBCM, Eleven Madison Avenue New York, NY 10010, telephone: 1-800-221-1037 and Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: 800-503-4611, e-mail: prospectus.CPDG@db.com.

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